SCHEDULE A
                             DATED AUGUST 25, 2015
                     TO THE ADVISORS' INNER CIRCLE FUND II
                               DISTRIBUTION PLAN
                            DATED FEBRUARY 23, 2005


     Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:

FUND                                    CLASS OF SHARES             FEE
--------------------------------------------------------------------------------
Champlain Small Company Fund          Advisor Class Shares          0.25%
Champlain Mid Cap Fund                Advisor Class Shares          0.25%
Champlain All Cap Fund                Advisor Class Shares          0.25%
Champlain Emerging Markets Fund       Advisor Class Shares          0.25%